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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Neoware Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-93942, 333-20185, 333-56298, 333-102878, 333-107970, and 333-107974) on
Form S-8 and (Nos. 333-85490 and 333-107858) on Form S-3 of Neoware Systems, Inc. of our report dated August 21, 2003, relating to the consolidated balance sheet of Newoare Systems, Inc. and subsidiaries (the Company) as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and other comprehensive income (loss) and cash flows for the years then ended, which report appears in the June 30, 2003 annual report on Form 10-K of Neoware Systems, Inc.


/s/ KPMG LLP
Philadelphia, Pennsylvania
September 15, 2003